UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2014

ICF International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33045	22-3661438
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9300 Lee Highway, Fairfax, Virginia		22031
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 934-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 21, 2014, ICF International, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, ICF 2014 Merger Corp., a Delaware corporation (the “Merger Sub”), OCO Holdings, Inc., a Delaware corporation (“OCO”), and OCO Rep Services LLC, a Delaware limited liability company (as “Holder Representative”). By the terms of the Merger Agreement, which contains customary representations and warranties, the Merger Sub will merge with and into OCO (the “Merger”) and OCO will continue as the surviving corporation of the Merger and become a wholly-owned indirect subsidiary of the Company. The Company will pay a base purchase price of US$295.0 million (the “Purchase Price”) in cash payable to the equity holders of OCO (subject to adjustment as provided in the Merger Agreement).

At the closing of the Merger, the Company will: (i) hold back US$2.0 million of the Purchase Price for any applicable post-closing working capital adjustments to the Purchase Price; and (ii) place US$14.75 million of the Purchase Price into an escrow account for potential indemnification claims relating to breaches of representations, warranties, and covenants, as well as any post-closing working capital adjustments that exceed the hold back amount.

The completion of the Merger is subject to certain conditions, including, among others, (i) the expiration or termination of the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”); (ii) subject to certain materiality exceptions, the representations and warranties made by the Company, Merger Sub, and OCO, respectively, being true and correct; and (iii) the Company, Merger Sub and OCO being in compliance in all material respects with their respective Merger Agreement obligations.

The Company and the Holder Representative may terminate the Merger Agreement upon mutual written agreement, or either party may terminate the Merger Agreement if: (i) the other party materially violates or breaches any covenant, representation or warranty contained in the Merger Agreement that has prevented the satisfaction of any closing condition and such violation or breach has not been cured or waived within thirty (30) days after receipt of written notice; provided, however, that failure of the closing to occur on the date specified, or failure of the Company to deliver the closing consideration, is not subject to cure unless agreed to in writing by the Holder Representative; or (ii) the Merger has not closed on or before December 31, 2014 (which date shall be extended until April 30, 2015 if the U.S. Federal Trade Commission and/or the U.S. Department of Justice make further requests in connection with the applicable HSR filings).

The purchase will be funded through the Company’s bank credit facility.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which will be filed as an exhibit to the Company’s annual report on Form 10-K for the year ended December 31, 2014.

Cautionary Note Regarding the Merger Agreement

The Merger Agreement will provide investors and security holders with information regarding its terms and conditions and is not intended to provide any factual information about the Company or OCO. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk, rather than establishing matters as facts. Accordingly, investors and security holders should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts, since they were made only as of the date of the Merger Agreement and are modified in important part by the underlying confidential disclosure schedules.

Cautionary Statements

This filing and the exhibit attached hereto contain forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of the Company and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the Merger.

Item 7.01	Regulation FD Disclosure

On October 21, 2014, the Company issued a press release announcing the signing of the Merger Agreement and that it will host an investor meeting to discuss the Merger Agreement and the Merger on October 21, 2014 at 5:00 p.m. E.T. The meeting will be carried live via webcast, and instructions on how to participate in the webcast are contained in the press release, a copy of which is attached hereto as Exhibit 99.1.

Neither the information in Section 7.01 of this Current Report on Form 8-K, nor the information in the press release, shall be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated October 21, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICF International, Inc.

Date: October 21, 2014	By:	/s/ Sudhakar Kesavan
Sudhakar Kesavan
Chief Executive Officer